Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-305776 and 333-196966 on Form S-3 and Registration Statement Nos. 333-41961, 333-33576, 333-56950, 333-65748, 333-81880, 333-90156, 333-107637, 333-118095, 333-134948, 333-149976, 333-151262, 333-170531 and 333-197424 on Form S-8 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of AmSurg Corp. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K of AmSurg Corp. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Nashville, Tennessee
February 25, 2016